Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CALIBERCOS INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF APRIL, A.D. 2026, AT 8:07 O’CLOCK A.M.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF CALIBERCOS INC.

CALIBERCOS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and acting pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), and Section 4.03 of the Corporation’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), does hereby certify as follows for the purpose of amending and restating certain provisions of the Corporation’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), filed on November 26, 2024 with the Delaware Secretary of State, to adjust certain terms of the Corporation’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”):

1. The name of the Corporation is CaliberCos Inc., a Delaware corporation.

2. Section 1(vi) “Conversion Amount” of the Series A Certificate of Designation is hereby amended to mean, with respect to each Preferred Share, as of the applicable date of determination, thirty-three and one-third percent (33.3%) of the Stated Value.

3. Section l(xii) “First Tranche Convertible Shares” of the Series A Certificate of Designation is hereby amended to mean, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to thirty-three and one-third percent (33.3%) of the total Preferred Shares held by the original holder of such Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

4. Section l(xiii), Section l(xiv), Section l(xv), and Section l(xix) are hereby removed.

5. Section l(xvi) “Initial Conversion Price” of the Series A Certificate of Designation is hereby amended to mean, on a per share basis, as of any Conversion Date (as defined below) or other date of determination, an amount equal to $2.50, subject to adjustment as provided herein.

6. Section l(xxv) “Second Tranche Conversion Price” of the Series A Certificate of Designation is hereby amended to mean the product of the Initial Conversion Price multiplied by 1.4.

7. Section l(xxvii) “Second Tranche Convertible Shares” of the Series A Certificate of Designation is hereby amended to mean, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to thirty-three and one-third percent (33.3%) of the total Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

8. Section l(xxx) “Third Tranche Conversion Price” of the Series A Certificate of Designation is hereby amended to mean the product of the Initial Conversion Price multiplied by 1.8.

9. Section l(xxxii) “Third Tranche Convertible Shares” of the Series A Certificate of Designation is hereby amended to mean, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to thirty-three and one-third percent (33.3%) of the total Preferred Shares held by the original holder of such Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

10. Section 3 of the Series A Certificate of Designation is hereby amended and restated as follows:

3.	Conversion of Preferred Shares. The Preferred Shares shall be subject to the conversion rights set forth in this Section 3.

a.	Optional Conversion. At any time and from time to time, any holder of Preferred Shares may, at its option, convert (i) all or any portion of the First Tranche Convertible Shares at the First Tranche Conversion Rate, (ii) all or any portion the Second Tranche Convertible Shares at the Second Tranche Conversion Rate and (iii) all or any portion the Third Tranche Convertible Shares at the Third Tranche Conversion Rate.

b.	Adjustment to the Initial. Second Tranche and Third Tranche Conversion Prices. In order to prevent dilution of the rights granted under this Certificate of Designations, the Initial, Second Tranche and Third Tranche Conversion Prices will be subject to adjustment from time to time as provided in this Section (3)(c).

i.	Stock Dividends and Stock Splits. If the Company, at any time after the Issuance Date: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Class A Common Stock or any other equity or equity equivalent securities payable in shares of Class A Common Stock (which, for avoidance of doubt, shall not include any Conversion Shares issued by the Company upon conversion of Preferred Shares), (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Class A Common Stock any shares of capital stock of the Company, then in each case the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately after such event, and the number of shares issuable upon the conversion of the Preferred Shares shall be proportionately adjusted such that the aggregate Initial Conversion Price of the Preferred Shares shall remain unchanged. Any adjustment made pursuant to this Section (3)(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of the applicable event in the case of a subdivision, combination or re-classification.

ii.	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section (3)(c)(i) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Class A Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each such holder could have acquired if such holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of such holder’s Preferred Shares (without regard to any limitations on exercise thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

iii. Notices.

1.	Whenever the Initial Conversion Price is adjusted pursuant to any provision of this Section (3)(c). the Company shall promptly deliver to each holder of Preferred Stock by email a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

2.	If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the Company shall authorize the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Class A Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Class A Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Shares, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Company, at least ten (10) Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Common Stock of record shall be entitled to exchange their shares of the Class A Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of the Preferred Shares (or any part hereof) during the 10-Trading Day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

c.	Mechanics of Conversion.

i.	Delivery of Conversion Shares Upon Conversion. The date on which a conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Conversion Notice, completed and executed, is sent via email to, and received during regular business hours prior to 5:00 pm Eastern Time by, the Company, provided, that the original certificate(s) (if any) representing the Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company by the Share Delivery Date (as defined below). Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Shares, and (B) a bank check in the amount of declared and unpaid dividends, if any. The Company shall deliver the Conversion Shares electronically through The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale by the holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by either delivery of a book-entry statement or physical delivery of a certificate, registered in the Company’s share register in the name of the holder or its designee.

ii.	Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder.

iii.	Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Shares as herein provided, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions as provided for herein) upon the conversion of the then outstanding Preferred Shares. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Initial Conversion Price or round up to the next whole share.

v.	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holders of such Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d.	Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares and the Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(e). For purposes of this Section 3(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 3(e), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61’’) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-l(a)(l) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Shares.

11. Section 7 of the Series A Certificate of Designation is hereby amended and restated as follows:

“Preferred Rank; Participation. All Preferred Shares rank senior to the Series B Convertible Preferred Stock and Common Stock in respect to the preferences provided for herein as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of the Series B Convertible Preferred Stock Common Stock shall be subject to the preferences and relative rights of the Preferred Shares as provided for herein. So long as any of the Preferred Shares remain outstanding, without the prior consent of the holders of a majority of the Preferred Shares, except for the Series AA Convertible Preferred Stock and Series AAA Convertible Preferred Stock of the Company, which shall rank pari passu with the Preferred Shares, the Company shall not authorize or issue additional or other capital stock that is of rank senior to or pari passu with the Preferred Shares in respect of the preferences as to dividends or distributions or payments upon the liquidation, dissolution or winding up of the Company.”

12. This Certificate of Amendment was duly adopted by the board of directors of the Corporation by unanimous written consent and by the written consent of the holders of the outstanding shares of the Corporation’s Series A Preferred Stock (the class of shares entitled to vote thereon) in accordance with the provisions of Sections 242 and 228 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, CaliberCos Inc. has caused this Certificate of Amendment to the Series A Certificate of Designation to be executed by the undersigned as of this 8th day of April, 2026.

CALIBERCOS INC.

By:	/s/ John C. Loeffier, II
Name:	John C. Loeffier, II
Title:	Chief Executive Officer

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